Buckingham CAPITAL MANAGEMENT, INC. (“BCM” OR THE "FIRM") A SUBSIDIARY OF THE BUCKINGHAM RESEARCH GROUP INCORPORATED (“BRG”) POLICIES & PROCEDURES MANUAL

THE PURPOSE OF THIS MEMORANDUM IS TO MAKE CLEAR FOR ALL BCM PERSSONEL THE SUPERVISORY PROCEDURES WHICH WILL GOVERN THE STANDARD OF CONDUCT OF ALL EMPLOYEES OF THE FIRM.  FAILURE TO FOLLOW THESE SUPERVISORY PROCEDURES AND STANDARDS OF CONDUCT WILL BE CAUSE FOR DISMISSAL OF THE OFFENDING EMPLOYEE.

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Section V: CODE OF ETHICS

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27.1. Code of Ethics

Adopted on September, 2013

Introduction

The Code of Ethics (“Code”) is intended to assist the employees of Buckingham Capital Management, Inc. (“BCM”) in meeting the high standards we follow in conducting our business. One of the most important assets is our reputation for integrity and professionalism. The responsibility of maintaining that reputation rests with you and your fellow employees. Each employee is responsible for upholding BCM’s fundamental principles of openness, integrity, honesty and trust.

In recognition of the trust and confidence placed in us by our clients, BCM has adopted the following general principles to guide the actions of its employees, officers and directors:

The interests of our clients are paramount, and all persons subject to this Code should conduct themselves in all situations and at all times by placing the interests of clients ahead of their own.

All persons subject to this Code must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the clients, or that otherwise bring into question the person’s independence or judgment.

All personal transactions in securities must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of our clients.

In addition to setting forth our expectations regarding the ethical conduct of our employees, the Code contains procedural requirements that you must follow to meet certain regulatory and legal requirements. Such procedures:

Establish standards of conduct with respect to BCM’s clients and outside parties, including the duty to protect the confidentiality of client information, how to avoid creating a conflict of interest by giving or receiving gifts and business entertainment or making political contributions.

Describe the information barriers established by BCM and the related procedures that govern the dissemination of information between BCM and BCM affiliates.

Define “non-public information” and set forth the parameters for appropriate handling of such information.

Address trading restrictions applicable to personal investments.

The Code does not attempt to identify or address every possible conflict of interest that may exist. Technical compliance with the Code is not sufficient if a particular action would violate the spirit of the Code. BCM’s Chief Compliance Officer (“CCO”) is responsible for administering the Code; if you have questions, it is your responsibility to seek the CCO’s guidance. The CCO is the person appointed by BCM to administer BCM’s compliance program and Code of Ethics. The CCO will work in conjunction with BCM’s senior management to oversee and enforce the requirements of the Code.

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More detailed policies and procedures related to provisions of this Code are set forth in BCM’s Investment Adviser Written Supervisory Procedures and are referenced herein.

Individuals Covered by the Code

BCM’s officers, directors and employees, as well as anyone who provides investment advice on BCM’s behalf and is subject to the BCM’s supervision and control, are subject to the Code. These individuals are referred to herein as “Supervised Persons.” Members of any BCM’s advisory board who do not have access to client information and do not enter into contracts on behalf of BCM or its clients are not covered by this Code.

A Supervised Person is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

In addition, the sections of the Code related to personal trading apply to all Access Persons. An Access Person is a Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

Certifications

Supervised Persons are required to acknowledge their receipt of and compliance with the Code on APPENDIX A: ACKNOWLEDGMENT OF RECEIPT AND CERTIFICATION OF COMPLIANCE, upon hire and annually thereafter. Acknowledgement of the receipt of any future amendments to the Code is also required. Supervised Persons are also required to provide information to BCM related to the person’s disciplinary history, outside business activities, personal trading and securities holdings, gifts given and received, and political contributions.

Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Annual Certification

All Supervised Persons must annually certify in writing that they have: (i) received a copy of the Code (ii) read and understood all provisions of the Code; (iii) complied with all requirements of the Code; and (iv) submitted all holdings and transaction reports as required by the Code.

Acknowledgement of Code Amendments

The CCO shall provide any amendments to the Code to all Supervised Persons, who must certify in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

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Standards of Business Conduct

The Code is based on the principle that BCM, and each Supervised Person, has a fiduciary duty to each BCM client. In this regard, each Supervised Person must avoid activities, interests and relationships that might present a conflict of interest or the appearance of a conflict of interest with BCM’s clients, or otherwise interfere with BCM’s or a Supervised Person’s ability to make decisions in the best interests of its clients; provided however, where these relationships cannot be avoided, they will be fully vetted and properly disclosed.

Supervised Persons must adhere to the following principles of conduct:

Clients’ Interests Come First

As a registered investment adviser, BCM has a fiduciary relationship with its clients. Therefore, all Supervised Persons must carry out their duties solely in the best interests of clients. Supervised Persons must avoid serving their own personal interests ahead of the interest of BCM’s clients. A Supervised Person may not cause a client to take action, or not to take action, that would accrue to the Supervised Person’s direct or indirect personal benefit rather than the benefit of the client. Any doubtful situation will be resolved in the clients’ favor.

Moreover, BCM and all persons subject to this Code should avoid even the appearance that the BCM, its personnel or others receive any improper benefit from information about client trading or accounts, from our relationships with our clients, or from our relationships with the brokerage community.

Corporate and Advisory Client Opportunities

Employees are prohibited from taking personal advantage of any opportunity properly belonging to BCM or any client. When a Supervised Person becomes aware of a financial opportunity as a result of that person’s relationship with BCM, or through the use of BCM property, that opportunity belongs, in the first instance, to BCM for the benefit of its clients. No Supervised Person may take for himself or herself any opportunity for the sale or purchase of products, services or interests that belongs to BCM without the prior written approval of the CCO. If a Supervised Person is presented with an investment opportunity in his or her capacity as a representative of BCM, the Supervised Person may personally take advantage of the opportunity only if the investment is approved in writing by the CCO.

Comply with Applicable Laws

Employees are required to comply with all BCM policies and procedures as well as all Applicable Laws. Applicable Laws means the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (the “Advisers Act”), Employee Retirement Income Security Act of 1974 (“ERISA”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to BCM, any rule adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury, and the securities laws of non-U.S. jurisdictions in which BCM may do business.

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Avoiding Conflicts of Interest

Supervised Persons may not take advantage of their knowledge or position to place their interests ahead of the interests of clients. This duty includes an obligation to maintain complete objectivity and independence in making decisions that affect the management of client assets. Supervised Persons must disclose all material facts concerning any potential conflict of interest that may arise to the Chief Compliance Officer.

In adhering to this principle, Supervised Persons:

May not use personal influence or personal relationships improperly to influence financial reporting by BCM;

May not improperly cause BCM to take action, or fail to take action, for the personal benefit of the Supervised Person rather than for the benefit of BCM or its clients;

May not improperly use their positions with BCM, or information that belongs to BCM or its clients, for personal gain;

May not bind BCM to any agreement or arrangement with an entity in which the Supervised Person, directly or through family members, has any material economic interest;

Must disclose to his or her department manager any situation of which they become aware in which BCM is entering into an arrangement or agreement with an entity in which the Supervised Person, directly or through family members, has any material economic interest; and

Should avoid any activities, interests or associations outside BCM that could impair their ability to perform their work for BCM objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of BCM.

Treating All Clients Fairly

Neither BCM nor its Supervised Persons shall favor the interests of one client over another. In particular, they will not favor large accounts over small accounts, or personal or family accounts over the accounts of other clients. Although it may not be possible to treat each client identically in every single transaction, on the whole, no client or group of clients will be disadvantaged to benefit any other client or group of clients.

Sharing in Profits and Losses

No Supervised Person shall directly or indirectly agree to share in the profits earned or losses incurred in any client’s account. This does not limit BCM from entering into performance-based fee arrangements with clients under the Advisers Act.

Guarantees

No Supervised Person shall warrant or guarantee the future value of or return on any security. In addition, no Supervised Person shall warrant or guarantee the success or profitability of any investment advice that BCM renders or any trading strategy that BCM employs.

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Confidential Information and Information Barriers

Supervised Persons may be in a position to know about clients’ identities, investment objectives, funding levels, and future plans as well as information about the transactions that BCM executes on their behalf and the securities holdings in their accounts. All this information is considered confidential and must not be shared with persons outside BCM, such as vendors, family members, or market participants unless otherwise permitted.

Without limiting the generality of the foregoing, all Supervised Persons are subject to and shall not share information relating to BCM’s investment activities or proxy voting activities with any affiliate except in accordance with the provisions of BCM’s Informational Barriers policy, as set forth herein.

In order to ensure that confidential information is appropriately protected, Supervised Persons may not disclose or misuse confidential information of third parties or BCM’s confidential proprietary information to which they gain access through their relationships with BCM, except when disclosure is authorized by BCM or the person to whom the information belongs, or is required by law. In addition, Supervised Persons generally should not disclose confidential information about BCM or its clients to other employees of BCM unless such other employees have a need to know such information in connection with their jobs.

All Supervised Persons are required to take appropriate steps in safeguarding the confidential information obtained in the work place. For example, Supervised Person must avoid speaking about confidential matters in public places, restricted access to files or computer records containing confidential information and must take all necessary precautions to protect confidential information.

For further information, see BCM’s Compliance Policies and Procedures Manual, which contains additional procedures related to Privacy.

Undue Influence

Except for normal business activities, Supervised Persons are prohibited from causing or attempting to cause any client to purchase, sell or hold any security for the purpose of creating any personal benefit.

Outside Business, Affiliation Activities, Directorships

Supervised Persons who are BCM employees are required to devote their full time and efforts to BCM’s business and much obtain the written approval of the CCO prior to engaging in any outside business activities, including:

a)
Serving as director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations. This includes serving as a director of a publicly-traded company, serving as a General Partner to a limited partnership, the managing member of a limited liability company, the trustee of a trust, or the executor of an estate;

a)	Serving as a registered representative of any broker-dealer;

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b)
Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies (investments in publicly traded companies may require prior approval in accordance with personal trading procedures);

c)	Accepting a second job or part-time job of any kind or engaging in any other business outside of BCM;

d)	Acting, or representing that the employee is acting, as agent for BCM or any other firm in any investment banking matter or as a consultant or finder;

e)
Forming or participating in any stockholders’ or creditors’ committee that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; or

f)
Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than BCM, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

Such permission shall not be granted if it would cause BCM to be deemed to have technical custody over the assets. A Supervised Person will not be allowed to accept payment for acting in any such capacity if BCM is also paid to manage the account.

In addition, a Supervised Person who is a BCM employee must advise BCM’s CCO if the employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation, regulatory proceedings, or arbitration.

In order to obtain consent, the Supervised Person must complete and submit the OUTSIDE BUSINESS ACTIVITIES AND DIRECTORSHIPS form attached hereto as APPENDIX B.

Investor/Client Complaints

Supervised Persons are prohibited from making any payments or account adjustments to investors/clients in order to resolve any type of investor/client complaint. All investor/client complaints should be referred to the CCO.

Political Contributions

Supervised Persons are prohibited from directly or indirectly making any political contribution to any government entity, municipality, official or candidate for the purpose of obtaining or retaining BCM or its affiliates as investment advisers. All political contributions by Supervised Persons must be pre-cleared by the Compliance Department and must comply with BCM’s Investment Adviser Written Supervisory Procedures concerning Pay to Play, Political Contributions and Payments to Government Officials.

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Press and Public Statements

Supervised Person shall not, without first obtaining permission from the CCO, take part in any radio, television or print interview or in a seminar or forum (including an interactive electronic forum) in which the Supervised Person will comment on investment issues. “Investment issues” include, but are not limited to, issues relating to specific securities or issuers, market sectors, or the securities markets generally.

Gifts and Business Entertainment

Supervised Persons may not create the appearance of or an actual conflict of interest through the giving or receiving of gifts or business entertainment to or from clients or BCM vendors. The terms “gifts” and “business entertainment” are construed broadly and include giving or accepting anything of value directly or indirectly, including meals, lodging, travel, cash, investments, merchandise, loans and expense reimbursements. These prohibitions shall not apply to ordinary and usual business entertainment, so long as such entertainment is neither so frequent nor so extensive as to raise questions of propriety. Special requirements apply with regard to gifts or business entertainment directed to employees of a public pension plan or a Taft-Hartley pension plan.

For further information, see BCM’s Compliance Policies and Procedures Manual, which contains additional procedures related to Gifts and Entertainment.

Lending and Borrowing

Supervised Persons may not lend or borrow money, securities, or commodities from any of BCM’s suppliers or clients unless otherwise agreed to by the CCO. However, the receipt on customary terms in connection with the purchase of goods or services is not considered to be borrowing within the foregoing prohibition. In addition, acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

Reporting Violations of the Code

Supervised Persons must promptly report any existing or threatened violations of this Code (by themselves or others) to the CCO or the Office of the President. You are to report, without limitation, the following:

a)	Non-compliance with Applicable Laws; a) Fraud or illegal acts involving any aspect of the BCM’s business;

b)	Material misstatements in regulatory filings, internal books and records, client records or reports;

c)	Activity that is harmful to clients; and

d)	Deviations from BCM’s controls and procedures that safeguard the client and the company.

Any suspected violation of the Code that is reported will be taken seriously and will be investigated as deemed appropriate. The identity of a Supervised Person reporting a suspected violation of the Code will be kept confidential to the extent possible. BCM will not retaliate or allow its Supervised Persons to retaliate against any person who, in good faith, reports a perceived violation of the Code. The CCO will create and retain a record of the reported violation and any action the BCM takes in response thereto. Such action may include sanctioning the violative conduct. BCM may be required to turn such records over to the U.S. Securities and Exchange Commission or other governing body.

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The CCO shall report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act (the Advisers Act’s general fraud provision), he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Fair Dealing

It is BCM’s policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly and honestly. BCM seeks to succeed through superior performance, service, diligence, effort and knowledge, and not through unfair advantage. To this end, BCM is committed to dealing fairly with its clients, customers, vendors, competitors and employees. No Supervised Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information or misrepresentation of material fact.

Safeguarding Assets and Property

BCM’s assets and properties represent a key portion of BCM’s value as an enterprise and are important to BCM’s ability to conduct its business. BCM’s assets and properties include both physical assets and intangible assets such as business strategies and plans, intellectual property, services and products. Each Supervised Person is responsible for safeguarding BCM’s assets and properties that are under his or her control. Theft of, or fraudulently obtaining BCM assets or property is forbidden under applicable laws and company policies, and any suspected theft or misappropriation of BCM assets or property should be reported to the Chief Compliance Officer immediately for investigation. Furthermore, except where permitted by BCM, Supervised Persons should not misuse BCM assets or property for their personal benefit. In addition to protecting BCM’s assets and property from theft or misuse, Supervised Persons should be careful not to waste any of BCM’s assets or property.

As part of its business, BCM may come into possession of property of clients, vendors and other third parties. It is vitally important to BCM’s business and reputation that all client property that comes into BCM’s possession is protected and maintained with the same degree of skill and care as BCM uses to safeguard its own property. Each Supervised Person is responsible for safeguarding the properties belonging to clients, vendors and other third parties that are under his or her control.

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Books and Records

BCM engages in various business activities that are subject to Applicable Laws. As such, BCM is subject to numerous regulations regarding its books and business records. These regulations require that BCM maintain current, accurate and complete business records. Each Supervised Person is responsible to ensure the accuracy and completeness of any business information, reports and records under his or her control. No Supervised Person may intentionally make false or misleading entries in any of BCM’s books and records. In providing information to be included in BCM’s books and records, Supervised Persons must be candid and accurate. Any missing records, when and if identified, will be noted as such. For further information, see BCM’s Investment Adviser Written Supervisory Procedures, which contains additional procedures related to Books and Records.

Personal Trading

General Principles

Even where there is no misuse of material, nonpublic information, the purchase or sale of securities by an investment adviser or its employees for their own accounts may create a conflict of interest or the appearance of a conflict of interest. Because BCM is compensated to render investment advice to clients, fiduciary concerns may arise where Supervised Persons also trade for their own accounts.

Therefore, Supervised Persons must conduct any personal securities trading in a manner which avoids not only actual improprieties but also the appearance of impropriety. In order to achieve these goals, Supervised Persons must strictly comply with the following requirements. Supervised Persons may not:

Independent Judgment. Allow the independent judgment they exercise on behalf of clients to be compromised. Under no circumstances, may you take or fail to take any action for Client accounts in order to benefit your own Investment interests.

Market Manipulation. Engage in transactions intended to raise, lower, or maintain the price of any Investment or to create a false appearance of active trading.

Front-Running Transactions. Make any purchase or sale of an Investment (or Equivalent Instrument) at a time when you know that (a) BCM is or may be considering a purchase or sale of such Investment on behalf of its Clients, or (b) BCM is in the process of acquiring or selling that Investment on behalf of Clients.

Opportunities. Divert trading opportunities in any Investment away from managed accounts in favor of your own accounts or BCM’s proprietary accounts.

Allocation. Allocate executed trades in such a way as to favor their own or BCM’s proprietary accounts and to disadvantage client accounts;

Conflict of Interest. Engage in and any other transaction deemed by the CCO to involve a potential conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety or conflict.

Investment Advisers Act Requirements

Rule 204A-1 of the Investment Advisers Act sets forth specific requirements related to the manner in which Access Persons may trade securities in personal accounts, and the related reporting and recordkeeping requirements.

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An Access Person is a Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Due to the manner in which BCM conducts its business, each full-time employee of BCM should assume he or she is an Access Person unless the CCO of BCM advises otherwise.

I.          Pre-Clearance of Accounts

As set forth in detail below, an Access Person may acquire or dispose of beneficial ownership of a reportable security only if:

Such purchase or sale has been approved by a person designated by BCM;

The approved transaction is placed promptly after approval is obtained and is completed (executed) by the close of business on the day the approval is received; and

The approval has not been rescinded prior to execution of the transaction.

BCM reserves the right to reject any trade by an Access Person deemed not to be in the best interests of BCM or its clients.

Please note that each approval for the order and execution is valid only for that day. Limit orders that extend beyond the trading day are prohibited and would require pre-clearance the day of the trade.

Accounts

The BCM pre-clearance and reporting requirements apply to the following accounts:

A.
Access Persons – All brokerage, advisory, trust or other accounts or forms of direct beneficial ownership in which an Access Person (as defined above) and/or a member of an Access Person’s immediate family has an economic interest, investment discretion, or may otherwise exercise investment control. Investment partnerships and similar indirect means of ownership other than registered open-end investment companies (i.e., mutual funds), are also treated as Access Person accounts.

B.	Immediate Family – An Access Person’s Immediate Family includes an Access Person’s spouse/domestic partner and minor children or other relatives living with the Access Person.

As an exception, accounts in which an Access Person or his or her immediate family have an interest that are maintained with persons who have no affiliation with BCM and with respect to which no Access Person has, in the judgment of the Chief Compliance Officer of BCM after reviewing all relevant terms and circumstances, any direct or indirect influence or control over the investment process are not Access Person Accounts. Examples of such excepted accounts are an investment in an unaffiliated hedge fund and a separately managed account managed by an unaffiliated investment adviser over which the Access Person does not exercise discretion.

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As a further exception, bona fide error accounts of BCM are not Access Person accounts.

II.         Securities Subject to Pre-Clearance and Reporting

For purposes of the pre-clearance and reporting requirements, a “security” is any financial instrument treated as a security for investment purposes and any related instrument such as a futures, forward, swap or options contract entered into with respect to one or more securities, a basket of or an index of securities or components of securities.

However, the following types of investments are exempt from the pre-clearance and reporting requirements:

Direct obligations of the Government of the United States;

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

Shares issued by money market funds;

Shares issued by registered open-end funds (i.e., mutual funds); and

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

III.      Maintenance of Accounts at Fidelity Investments

In general, BCM requires all employees to maintain their personal and related brokerage accounts in which they exercise investment discretion at Fidelity Investments. In limited circumstances, and only with the prior written approval of the CCO, an employee may be permitted to maintain an account outside of Fidelity.

IV.       Pre-Clearance Process

Except as set forth below, all Access Person account trades must be pre-cleared using the Firm’s proprietary TDW Trade Pre-Approval module. A trade submitted for pre-clearance is forwarded by the TDW system to the BCM trading desk for review against pending client orders. TDW also compares the proposed trade to the BCM and BRG restricted lists. If approved, an approval message is automatically sent back to the employee via the TDW Pre-Approval Trading Module. Once approved, the employee is to execute the trade within a time limit guideline of five (5) minutes. The TDW Pre-Approval Trading Module also notifies the employee if the proposed trade is rejected at any stage. Trade approvals are good for only the same trading day at the quantity approved, so that, for example, if an Access Person account places a limit order that is not filled, the trade may not be executed the following day without receipt of a new trade approval.

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Pre-Clearance Required for Private or Limited Offerings

Access Persons are required to obtain written approval of the CCO prior to acquiring any beneficial ownership in any securities in a limited offering or private placement. Access Persons must provide the CCO with full details of the proposed transaction and, if approved, the holding will be subject to monitoring for possible future conflicts. Investments by Access Persons in BCM affiliated funds are excluded from this pre-clearance requirement.

V.         Personal Investing Restrictions

A.	All BCM employees are subject to the following personal trading restrictions:

	1.	Restricted List. No purchase or sale of a security may be made for an Access Person account if the security to be traded is on the Restricted List.

	2.	Open Client Order. A trade for an Access Person Account generally will not be approved when there is a client order for the same security pending on the BCM trading desk.

	3.	30-Day Holding Period. BCM employees may not buy and sell or sell and buy a security within a 30-day period, determined on a LIFO (last in first out) basis.

4.
Blackout Period. In addition to the above-referenced restrictions, BCM employees are restricted from trading securities (buying, selling, covering or shorting) during a five (5) business day period, including the day the security is traded for a BCM client account, as well as two days before and two days after the client trade.

Notwithstanding the above, for purposes of the 30-day restriction only, an equity security and options underlying the equity security will be treated as separate securities to the extent that the options are being traded to hedge the equity position. Therefore, by way of example, absent other restrictions, an employee may purchase an equity security and purchase put options on the underlying equity within 30 days to hedge the equity position, and the purchase of the put options will not be considered as a violation of the 30-day restriction.

B. In addition, the following exceptions to the 30-day restriction may be permitted with the prior approval of the Compliance Department:

1.	An employee seeking to sell his/her position to pay for an emergency or catastrophic event; and

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2.	The employee has been long or short the security for at least five (5) business days and the price of the security has fallen 10% from the original purchase price.

C. In addition to the restrictions set forth above, all BCM employees should be aware of the following:

1.	No Security which is a “new issue” pursuant to FINRA Rule 5130 may be acquired for an Access Person account without the prior approval of the Compliance Department.

2.	No purchase or sale of securities may be made for an Access Person Account based on information learned from clients or derived from client accounts.

3.	No purchase or sale of securities may be made for an Access Persons Account if the employee knows or has reason to know that a security is the subject of undisseminated BRG research material.

4.	No purchase or sale of Securities may be made from an Access Person Account on the basis of material, non-public information.

VI.       Permitted Exemptions and Exceptions

The following circumstances and transactions are not subject to the pre-clearance requirement or the trade restrictions referenced in Section V(A) above:

A.	Dividend Reinvestment. Participation on an ongoing basis in an issuer’s dividend reinvestment or stock purchase plan.

B.	Involuntary Transactions. Participation in transactions over which the employee has no direct or indirect influence or control, and involuntary transactions (e.g., mergers, inheritances, gifts, etc.).

The following transactions are subject to pre-clearance but are not subject to the restrictions referenced in Section V(A) above:

C.	Debt Instruments. Publicly traded non-convertible fixed income Securities rated as Investment Grade (i.e., BBB- or higher by S&P or Fitch, or Baa3 or higher by Moody’s), or Municipal Securities.

D.	Tax Purposes. Transactions in Securities that the CCO concludes are being effected for federal, state or local income tax purposes.

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VII.      Role of CCO

The CCO of BCM is responsible for the implementation and monitoring of BCM’s policy on personal securities transactions. The CCO may also determine, on a case-by-case basis, to grant an exception from any of the provisions under this Code of Ethics. Any such exceptions will be maintained in writing.

VIII.    Reporting Requirements – Holdings and Transactions

Each Access Person shall provide holdings and transactions reports to the CCO or other persons BCM designates. The information contained in the reports is prescribed by law and is set forth in detail in BCM’s Investment Advisor Written Policies and Procedures, which the CCO provides to each Access Person.

Initial Securities Holdings Report

Each Access Person shall, no later than ten (10) days after the person becomes an Access Person, file a securities holdings report containing certain required information. The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

Quarterly Transaction Reports

Each Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a transaction report containing certain required information with respect to any transaction during the quarter in which the Access Persons had any direct or indirect beneficial ownership.

It is BCM’s policy that each Access Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO. BCM will accept these statements and confirmations in lieu of other quarterly transaction reports so long as they are received by BCM within the 30 day period. For any holding that is not reported on the broker statements and confirms, the Access Person must report those holdings to the CCO separately.

Annual Holdings Report

Each Access Person must, by February 15th of each year, file an annual transaction report containing certain required information with respect to any transaction during the prior 12 months and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

Transactions Exempt from Reporting

Access Persons need not report transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control, or transactions effected pursuant to an automatic investment plan.

Information Barriers

Information barriers exist between the employees of BCM and the officers, directors and employees of BRG and any of its affiliates (collectively, “Affiliates”). These barriers are designed to prevent the dissemination of inside, confidential, and proprietary information outside BCM and to ensure that BCM does not consult or enter into agreements with its Affiliates regarding the voting, acquisition or disposition of any securities owned by BCM’s clients. Information barriers take into account that certain employees or officers of BCM may also be employees or officers of BRG.

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BCM, a wholly owned subsidiary of BRG, independently and exclusively maintains and exercises authority to vote, acquire, and dispose of securities for its discretionary investment management clients, unless otherwise required by law, rule or regulation. In exercising this authority, BCM does not consult or enter into agreements with officers, directors, or employees of BRG or its affiliates regarding the voting, acquisition, or disposition of any securities owned by its investment management clients, and it intends to continue to conduct its business in a similar manner. For further information, see BCM’s Compliance Policies and Procedures Manual, which contains additional procedures related to Information Barriers.

Prohibition On Insider Trading

Introduction

As part of BCM’s business, Supervised Persons may come into possession of material non-public information (“MNPI”) which is highly sensitive and confidential in nature. The misuse of such information is illegal and violates federal and state securities laws and other regulatory requirements as well as, in most cases, contractual obligations of BCM. These policies and procedures are designed to inform and directly assist Supervised Persons in properly handling MNPI.

All Supervised Persons are responsible for becoming familiar with these policies and procedures. The obligation to maintain the confidentiality of MNPI continues to apply to individuals who cease to work at BCM, as long as they are in possession of such information acquired during their employment with BCM. These policies and procedures apply to all Supervised Person, Access Persons and may apply to consultants or temporary employees whose duties provide them with access to BCM’s technology, information systems, and/or trading information, as determined by the CCO.

Policy Statement

BCM strictly forbids any Supervised Person from conducting trades based on MNPI, either personally or on behalf of others, including clients of BCM, while in possession of such MNPI and from communicating MNPI to others. If a Supervised Person receives MNPI from a public company or an insider at public company who also might be an investor in the Funds or by any other way, they should contact the CCO immediately. The Supervised Person is strictly prohibited from disclosing this information to any other person.

Any questions or concerns regarding this Policy Statement should be immediately referred to the CCO.

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Insider Trading

The term “insider trading” generally refers to knowingly possessing MNPI when trading or causes others to trade in the subject security. Insider trading also includes:

Trading by an insider, while in possession of MNPI;

Trading by an non-insider, while in possession of MNPI where the information either was disclosed to the non-insider in violation of the insider’s duty to keep it confidential or was misappropriated; and

Communicating MNPI to others.

Insider

The concept of “insider” is broad and can include officers, directors and employees of an issuer. In addition, an “outsider” can become a “temporary insider,” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and as a result is given access to information solely for the issuer’s purposes. A temporary insider can include, among others, an issuer’s attorneys, accountants or consultants. In addition, BCM or a Supervised Person may become a temporary insider of an issuer that BCM or such Supervised Person advises or performs other services.

Inside Information

Inside information generally refers to MNPI furnished by an insider with the expectation that such information will be kept confidential and used solely for the issuer’s purposes. It may be received from corporate officers or employees of, or attorneys, accountants, consultants or other professionals involved with an issuer. It may also include “tips” received directly or indirectly from corporate insiders, particularly where the recipient knows, or should know, that the corporate insider is disclosing the information improperly in breach of the insider’s duty to the issuer.

Inside information may also refer to MNPI provided to a recipient on a basis of trust or confidence of the person receiving the information (such as in a family or other non-business relationship). A duty of trust or confidence generally exists when:

a)	A person agrees to maintain information in confidence;

b)
Two people have a history, pattern or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the MNPI expects that the recipient will maintain its confidentiality; or

c)	A person receives or obtains MNPI from certain family members, such as his/her spouse, parents, children, siblings or other relatives.

Inside Information may not be used in connection with trading.

Disclosure of MNPI

Every Supervised Person and other persons covered by the policy (e.g. consultants) is required to safeguard the confidentiality of any MNPI that may be in his/her possession and to ensure that such information is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained.

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Material Information

Insider trading restrictions arise only when information that is used for trading, recommending or tipping is “material.” Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. It need not be so important that it would have changed the investor’s decision to buy or sell. On the other hand, not every tidbit of information about a security is material. Among the types of information which should be deemed to be material is information relating to:

a)	A projection by the issuer’s officers of future earning or losses that is different from market expectations;

b)	A pending or proposed merger, acquisition or tender offer;

c)	A significant sale of assets or the disposition of a subsidiary;

d)	Change in dividend policies or the declaration of a stock split;

e)	The offering of additional securities;

f)	Significant changes in senior management or operations;

g)	The gain or loss of a substantial contact, client or supplier;

h)	Impending bankruptcy or financial liquidity problems;

i)	Impending litigation matters;

j)	Information about a significant order to purchase or sell securities;

k)	Pre-publication information regarding reports in the financial press;

l)	An impending upgrade or downgrade or a security by a rating agency or a securities firm;

m)	Significant regulatory action; and

n)	Important product development or discoveries.

“Material” information may also relate to the market for a company’s securities, including information about significant trades to be effected for BCM’s client accounts.

Non-Public Information

Information is considered to be non-public until it has been effectively communicated to the market place, and is provably available to the general public, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, materials sent to shareholders or potential investors or customers such as a proxy statement or prospectus, or materials available from public disclosure services.

In addition to being publicly disclosed, there must also be adequate time for investors to react to the information and for the market as a whole to digest the information. Supervised Persons are required to inform the CCO of any public announcement of information that was obtained as MNPI. The CCO is responsible for determining when non-public information may be deemed public. It is important to note that even following a public announcement relating to a matter, aspects of the matter may remain non-public.

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Identifying MNPI

In connection with MNPI, a Supervised Person should consider the following:

Is the information material? Could the information be considered important in making investment decisions? Is it a material factor in why I want to do the trade? Is the information such that it would affect the market price of the securities if generally disclosed?

Is the information public? To whom has this information been provided? Has the information been published in a publication of general circulation or carried over a major news service? How long ago has the information been disseminated?

If after consideration of the above, it is believed that the information is material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

-	The matter should be reported immediately to the CCO;

-	The Supervised Person should not purchase or sell the securities for themselves or on behalf of others, including BCM clients; and

-	The Supervised Person should not communicate the information inside or outside BCM, other than to the CCO.

Contacts with Public Companies – Fair Disclosure

Certain Supervised Persons of BCM, such as investment personnel, may have close contacts and relationships with employees of public companies. These issuers are required to comply with specific disclosure rules, which generally prohibit them selectively disclosing MNPI regarding the issuer to certain persons before disclosing the information to the general public. Specifically, issuers are required to ensure the material information regarding the issuer which was previously non-public is disclosed to the general public and/or accessible to all potential investors. As a result of these requirements, the manner in which issuers communicate with analysts and the general public has been greatly affected.

The following should be considered when conducting discussions with issuers:

a)	If any information received from an issuer is believed to be MNPI, the CCO must be immediately contacted prior to making any investment or trading decision regarding the issuer’s security.

b)
In some cases, MNPI may be released by an issuer on a limited basis to selected parties in a relationship of trust under a confidentiality agreement. Any Confidentiality agreements with issuers must be reviewed and approved by the CCO, designee or Legal Counsel, and there can be no trading in the issuers’ securities until such MNPI has been fully disclosed.

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Contacts with Public Companies – Private Investments

In the normal course of business, Supervised Persons, and specifically investment and/or trading personnel, may be contacted by bankers and other representatives of issuers who are seeking investors in a potential transaction such as in the case of a private investment in public equity (“PIPE”). These contacts may occur before the company had broadly disclosed the terms of its PIPE transaction to the public.

Supervised Persons are prohibited from making investments decisions regarding an issuer or trade in the securities of an issuer (other than the PIPE itself) based on the non-public information regarding a PIPE transaction.

Furthermore, there may be a situation whereby BCM Supervised Persons are contacted regarding PIPE transactions involving issuers in which BCM clients currently hold positions. The PIPE guidelines should be followed regarding PIPEs and similar private transactions:

No written or oral confidentiality agreements with issuers or others relating to a PIPE transaction should be entered into unless the agreements have been reviewed by the CCO prior to the execution of such agreement. It should be noted that if BCM receives material, non-public information under a confidentiality agreement, BCM may be restricted from trading in that issuer’s securities.

Procedures

The following procedures have been adopted to assist in the prevention of insider trading and to address the handing of situations where a Supervised Person acquires MNPI. Each situation will be reviewed on a case-by-case basis and the CCO shall determine the appropriate procedures to implement.

Limited Distribution of Information

Any Supervised Person who becomes aware of any facts that constitute or may constitute MNPI about an issuer should immediately contact the CCO in order to communicate relevant details. At no time should any Supervised Person share such information with any person or members of the general public except in accordance with the Insider Trading Policy or as otherwise authorized by the CCO.

The CCO will work with the Supervised Person to determine the appropriate course of action to be taken given the situation, including any necessary restrictions. The CCO will determine whether it is necessary to place the issuer on the Watch List or Restricted List, as the case may be. Furthermore, once an issuer is placed on the Restricted List, the Supervised Person is required to keep the CCO apprised of any changes in the issuer’s status.

The CCO will determine who has a “need-to-know” basis for the information in order to evaluate the information or otherwise carry out their job responsibilities. Although the CCO will make every attempt to restrict the information flow between business units, teams, and/or Supervised Persons, each Supervised Person is responsible for maintaining the confidentiality of such information.

Restricted List

The CCO will ensure that a Restricted List is maintained to restrict trading (no buying, no selling, no shorting, no trading, etc.) in the securities of specific issuers for personal accounts and/or on behalf of BCM clients. Although the Restricted List may be made available to Supervised Persons, it must be maintained in the strictest confidentiality and not disclosed to anyone outside BCM.

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Issuers may be added to the Restricted List for many reasons, including but not limited to:

a)	When a Supervised Person inadvertently obtains knowledge of BRG’s intention to initiate coverage of an issuer;

b)	When a Supervised Person inadvertently obtains knowledge of BRG’s intention to change a research rating or price target on an issuer;

c)	When a Supervised Person obtains knowledge of MNPI about an issuer;

d)	When a Supervised Person becomes a member of a Board of Directors or Committee of a publically traded company;

e)	When a Supervised Person obtains knowledge of a private issue of a public company; or

f)	As otherwise determined by the CCO.

Issuers may be removed from the Restricted List for many reasons, including but not limited to the public disclosure of the MNPI.

Watch List

The CCO will ensure that a Watch List is maintained for the purposes of monitoring trading activity in the securities of specific issuers for which a member of BCM or BRG had MNPI or potential MNPI. Placement on the Watch List will be carried out without alerting Supervised Person and trading having imposed a general trading restriction on such securities. The Watch List must be maintained as strictly confidential and only accessible to a limited number of Supervised Persons as determined by the CCO.

The Watch List will remain the confidential property of the Compliance Department and may not be disseminated to any unauthorized persons. The CCO will periodically monitor activity in the securities of issuers on the Watch List to detect any irregularities.

Issuers may be added to the Watch List based on various factors. Although purchases or sales of the securities of issuers on this list are not specifically restricted, all transactions in the securities will be monitored closely by the CCO. In addition, the appropriate investment personnel shall keep the CCO informed of further developments and/or information that may cause or necessitate further restriction or removal of the issuer from the Watch list.

The CCO is responsible for the management, maintenance and updating of the Watch and Restricted Lists and will determine, among other factors the:

a)	Employee recipient list;

b)	Criteria for identifying specific issuers to be included or deleted from the list;

c)	Inclusion of specific issuers to the list;

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d)	Length of time specific issuers remain on the list; and

e)	Removal of specific issuers from the list.

Penalties

The penalties for trading based on or communicating MNPI are severe both for the individuals involved in such unlawful conduct and their employers. Federal and State securities laws provide for severe criminal and civil penalties against any person who violates the law as well as against controlling persons and persons who “tip” or otherwise assist the violator. A person can be subject to harsh penalties, including incarceration, even if he or she does not personally benefit from the violation. Penalties include, but are not limited to:

Prison sentences;

Fines for the person who committed the violation of up to three times the profit gained or loss avoided; and

Fines for the employer or other controlling person of up to the greater of $1 million of three times the amount of the profit gained or loss avoided.

Regardless of whether any legal or regulatory inquiry occurs, any violation of these policies and procedures can be expected to result in serious sanctions by BCM, including potential dismissal of the persons involved.

Compliance Program

Role of the CCO

BCM’s CCO is responsible for the following:

a)	Adopting amendments of the Code, which will be evidenced by the distribution of the amended Code to all Supervised Persons;

b)	Administering and enforcing the Code;

c)	Maintaining a surveillance program reasonably designed to monitor the activities of all Supervised Persons;

d)	Maintaining a current list of Supervised Persons and Access Persons;

e)	Reviewing the Code no less frequently than annually, in light of legal and business developments and making any necessary amendments;

f)	Monitoring and reviewing the personal securities transaction and holdings of Access Persons for compliance with the Code, related policies and procedures, and applicable rules and regulations;

g)	Consider requests for waivers from the provision of the Code; and

h)	Keeping confidential, to the extent possible, information provided to the BCM compliance department, including information related to personal trading.

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Code of Ethics, Amendments

BCM’s CCO shall provide each Supervised Person with Code initially upon becoming a Supervised Person, upon an amendment to the Code, and annually. Each Supervised Person will complete and sign the ACKNOWLEDGEMENT OF RECEIPT AND CERTIFICATION OF COMPLIANCE attached hereto as APPENDIX A.

Enforcement

The CCO will investigate any reported or suspected violation of the Code and will record the results of the investigation in writing. The CCO may initiate investigations of Access Persons regarding personal securities trading, and Access Persons are required to cooperate with such inquiries and any review procedures employed BCM. The CCO will report material violations of the Code to BCM’s Office of the President. BCM’s CCO may impose sanctions or take other corrective action against a Supervised Person as the CCO deems appropriate. Possible actions include a verbal warning, letter of reprimand, suspension of personal trading privileges, reversal of a trade, absorption of trading loss, disgorgement of profits, imposition of a fine, suspension of employment (with or without pay) or termination of employment.

Exceptions to the Code

The CCO may, in his or her sole discretion, grant exceptions to the requirements of this Code of Ethics if the circumstances warrant. No exceptions may be or will be granted from provision of the Code that are also requirements of the law. In order to be relied upon by a Supervised Person, the exceptions must be in writing and may be subject to such conditions as the CCO may impose.

The CCO in consultation with the Office of the President, where appropriate, may make exceptions, on a case-by-case basis, to any of the provisions of the Code upon a determination that the conduct at issue merits an exception to the Code. Approval of any exceptions must be in writing. In addition, exceptions can be revoked at any time.

Recordkeeping

The CCO shall maintain and cause to be maintained for five years in a readily accessible place, the first two years at BCM’s principal place of business, the following records:

a)	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

b)	A record of any violation of BCM’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

c)
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of BCM;

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d)	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

e)	A list of all persons who are, or within the preceding five years have been, Access Persons;

f)
A record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted;

g)	A record of training conducted related to the Code; and

h)	A record of the surveillance program.

For further information, see BCM’s Compliance Policies and Procedures Manual, which contains additional procedures related to Books and Records.

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Code of Ethics

APPENDIX A – Acknowledgement of Receipt and Certification of Compliance

Check one:
I am a:	[ ]	Employee	[ ]	Temporary or Contract Employee

Check one:

[ ]	This is an initial acknowledgement due within 10 days of joining the firm, and I joined the firm on this date:_______________.

[ ]	This is an annual acknowledgement due on_________.

[ ]	This is an acknowledgement of Code Amendment due on_________.

I hereby acknowledge receipt of (i) the Buckingham Capital Management, Inc. (“BCM”) Code of Ethics (the “Code”), (ii) Prohibition on Insider Trading Policy Statement, (iii) Privacy Policy, and (iv) Investment Adviser Written Supervisory Procedures (together, the “Compliance Program Documents”).

I represent that I have read and understand the Compliance Program Documents and will keep them for further reference.

I understand, acknowledge and agree that the Compliance Program Documents apply to me.

I agree that I will comply with both the spirit and the specific requirements of the Compliance Program Documents.

I understand that, in case of a violation, I may be subject to various sanctions as determined by BCM, including fines and termination of employment.

I hereby certify that:

Since the date of my last Acknowledgement and Certification, if any, I have fully complied with all applicable requirements of the Code, unless otherwise disclosed in an attachment hereto.

I have not executed any transaction in an investment or instrument at a time when I possessed material nonpublic information regarding the investment or the issuer of the investment.

I have not executed any transaction with the intent of raising, lowering, or maintaining the price of any investment or instrument, or to create a false appearance of active trading.

I have not executed any transaction in an investment instrument at a time when I was in possession of non-public information to the effect that (i) BCM is or may be considering an investment in or sale of such investment on behalf of its clients, or (ii) have or may have open, executed, or pending portfolio transactions in such investment or instrument on behalf of its clients.

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I have not used my knowledge of the portfolio holdings of a Fund or client account to engage in any trade or short-term trading strategy involving such Fund or client that may have conflicted with the best interests of the Fund and its shareholders or any other client.

I obtained the written approval of the BCM Chief Compliance Officer prior to acquiring an investment in an initial public offering or private placement.

I have reported and acknowledged all gifts received in accordance with the Gifts and Entertainment policy and procedures.

I have reported all political contributions as required by the Code and related compliance policies and procedures.

I have reported all outside business activities as required by the Code and related compliance policies and procedures.

I have informed BCM’s Chief Compliance Officer of any occurrence that would require BCM to amend its disclosures in Form ADV or to make other disclosures to its clients and Fund investors concerning my disciplinary history or other actions related to my investment industry or professional activities.

I have directed any questions concerning the Compliance Program Documents to BCM’s Chief Compliance Officer.

The information on this form is accurate and complete in all material respects.

I will continue to comply with BCM’s Compliance Program Documents.

I understand that any violation may lead to regulatory and other legal sanctions, as well as dismissal from employment by BCM.

Name

Date

Signature

You are required to deliver this acknowledgement to the Chief Compliance Officer within the timeframes noted above.

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Code of Ethics

APPENDIX B – Outside Business Activities and Directorships
Outside Business / Affiliation Activities Disclosure Form

Employee’s Name: ________________________________________________

Name of Company: ________________________________________________

Name of Business: _________________________________________________

Function to be performed. __________________________________________

Is the Company: Privately Held__________ Publicly Held____________

If publically traded, where is its common stock traded (e.g. NYSE, AMEX, NASDAQ)?
____________________________

Will you have any position as a company officer, director, committee member or other similar business?

 If yes please describe.
____________________________________________________________________________________________________________________
_________________

Do you provide or have a position in which services to the company would conflict with your duties at Buckingham.

Yes__________	No__________

Will you receive any fee or other form of compensation (direct or indirect)

Yes__________	No__________

If Yes complete:

Amount? ______________________

Is this amount standard and similarly aligned with others in this role at the firm?
______________________________

Acknowledgement:

Employee Signature	Date

BCM/BRG Signature

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